Exhibit 10.1
[MJN Letterhead]
September 1, 2015

Mr. Charles Urbain

Dear Charles:

On behalf of Mead Johnson Nutrition Company, I am pleased to confirm that the Compensation and Management Development Committee of the Board has approved the following compensation terms relating to your appointment to the position of Executive Vice President and Chief Operating Officer, grade level 21, effective as of September 1st, 2015. In this position, you will remain based in Glenview, Illinois and will continue to report to our Chief Executive Officer, Kasper Jakobsen.

The following table summarizes the primary elements of your offer:

Element		Comments
Base Salary	USD 600,000
Annual Incentive Plan: MJN Senior Executive Performance Incentive Plan	Fully performing target range: 68% - 102%; Midpoint of 85%
Annual Long-Term Incentive (“LTI”) Target	USD 1,850,000	LTI holdings are subject to the Company’s share ownership guidelines which stipulate that you own and retain shares of company stock equivalent to 3 (three) times base salary.
Change in Control Benefits	You will be eligible to participate at the Tier 2 level: 2x base salary and bonus, as defined in the Plan.

We hope you will find this offer satisfactory in every respect. Please feel free to contact me with any questions you may have.

Sincerely,

/s/ Ian Ormesher

Ian Ormesher
Senior Vice President, Human Resources

Cc: MJN Staffing

I accept this offer with the terms and conditions as outlined in this letter:

/s/ Charles Urbain	September 1, 2015
Charles Urbain	Date